Code of Ethics

Blue Creek Investment Partners, LLC

(effective January 2, 2105 to be known as Keel Point, LLC)

Amended Dec. 2014

Table of Contents
Introduction 4
Section 1 - Scope 4
1.1 – Persons Covered Under the Code 4
1.2 – Securities Covered by the Code 4
Section 2 – Statement of General Principles 5
Section 3 – Personal Securities Transactions 5
3.1 – Policy 5
3.1.1 – Pre-clearance 5
3.2 –Procedures for Reporting Personal Securities Transactions 6
3.2.1 – Pre-clearance Procedures 6
3.2.2 – Reporting Personal Securities Transactions 6
3.2.3 – Reporting Personal Securities Holdings 6
3.2.4 – Reporting Exemptions 7
3.3 - Compliance Oversight – Personal Securities Transactions 7
3.3.1 – Compliance Procedures 7
Section 4 – Code of Conduct 8
4.1 - Conflicts of Interest 8
4.2 – Compliance with Legal and Regulatory Requirements 8
4.3 – Confidentiality of Proprietary Information 8
4.4 – Insider Trading 9
4.5 - Gifts and Entertainment 9
4.5.1 - Policy 9
4.5.2 – Procedures 10
4.5.3 – Other Provisions Regarding Gifts and Entertainment 10
4.6 - Political Contributions 10
4.7 – Communications with the Public 10
4.8 – Service on a Board of Directors 10
4.9 - Other Outside Activities 11
4.10 - Compensation of Related Parties 11
4.11 – Compliance Procedures 11
5.1 – Initial Acknowledgments 11
5.2 - Acknowledgement of Amendments 11
5.3 - Annual Acknowledgements 11
5.4 – Compliance 11
Section 6 – ADV Disclosure of Code 11
Section 7 – Reports and Investigations of Code Violations 12

7.1 – General Reporting Requirement 12
7.2 – Whistleblower Protection 12
7.3 – Investigation Procedures 12
Section 8 - Sanctions 12
Section 9 – Employee Training 12
Section 10 – Compliance Oversight of Code of Ethics 12
10.1 - Oversight Procedures 12
Section 11 – Record keeping 13
Section 12 – Definitions 13
Section 13 – Waivers 14

Code of Ethics And Personal Securities Transactions

Introduction

On July 2, 2004, the Securities and Exchange Commission (“SEC”) adopted a new rule and rule amendments under Section 204 of the Investment Advisers Act of 1940 (“Advisers Act”) that require all registered investment advisers to adopt a Code of Ethics. The Code of Ethics must set forth standards of business conduct and require compliance with federal securities laws. In addition, the Code of Ethics is required to address personal securities trading and require reporting of personal holdings and securities transactions of certain employees.

This Code of Ethics (the “Code”) for Blue Creek Investment Partners, LLC (effective January 2, 2105 to be known as Keel Point, LLC) (“KP” or “the “Firm”) is designed to address the requirements of Advisers Act rule 204A-1. The Firm’s clients are affluent families (“Clients”) whose assets are managed by the Firm. The purpose of this Code of Ethics is to: (i) remind employees that the Firm’s responsibility to the Clients is to provide effective and proper professional investment management advice based upon unbiased independent judgment; (ii) set standards for employee conduct in those situations where conflicts of interest are most likely to arise; (iii) ensure that employees understand their responsibilities under the federal securities laws; (iv) protect the Firm from reputational damage; and (v) develop procedures that allow the Firm to monitor employee activity for compliance with the Firm’s Code of Ethics.

Failure to comply with this Code of Ethics may result in disciplinary action, including termination of employment with the Firm.

Section 1 - Scope

1.1 – Persons Covered Under the Code

The entire Code applies to the Firm’s Supervised Persons.

Supervised Persons are defined in Section 202(a)(25) of the Advisers Act as:

•

Directors, officers, and partners (or other persons occupying a similar status or performing similar functions);

•

Employees; and

•

Any other person who provides advice on behalf of the investment adviser and is subject to the investment adviser’s supervision and control.

Access Persons

Access Persons are a separate category of Supervised Persons. Access Person is defined as any Supervised Person:

•

Who has access to non-public information regarding any purchase or sale of securities, or non-public information regarding the portfolio holdings of any fund the Firm or its control affiliates manage; or

•

Who is involved in making securities recommendations to the Clients, or who has access to such recommendations that are non-public.

The Firm has made the determination that all Supervised Persons will be covered by the Code, including the section on personal securities trading. However, the Firm is required to keep a separate list of those persons deemed to be Access Persons.

1.2 – Securities Covered by the Code

A Covered Security includes any instrument that is considered a “Security” under the Advisers Act with the exception of the following:

•

Direct obligations of the U.S. government (e.g., treasury securities);

•

Bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt obligations, including repurchase agreements;

•

Shares issued by money market clients

•

Shares of open-end mutual clients that are not advised or sub-advised by the Firm or its affiliates; and

•

Shares issued by unit investment trusts that are invested exclusively in one or more open-end clients, none of which are clients advised or sub-advised by the Firm or its affiliates.

Section 2 – Statement of General Principles

The Firm is dedicated to providing effective and proper professional investment management services to the Clients and depends upon a high level of public and investor confidence for its success. That confidence can be maintained only if the Firm’s Supervised Persons observe the highest standards of ethical behavior in the performance of their duties. The Firm has the obligation to exercise its authority for the benefit of the Clients, to place the interest of the Clients first. The Firm and its Supervised Persons must avoid any circumstances that might adversely affect the Firm’s duty of complete loyalty to the Clients.

While it is not possible to specifically define and prescribe rules regarding all possible cases in which conflicts might rise, this Code is designed to set forth the Firm’s policy regarding Supervised Persons’ conduct in those situations in which conflicts are most likely to develop. As Firm personnel consider the more detailed provisions of the Code, they should keep in mind the following fundamental fiduciary principles that govern their activities:

1.

The interests of the Clients must come first. Firm personnel must scrupulously avoid serving their own interests ahead of those of the Client when making any decision relating to personal investments or selection of brokers to effect trades for the Clients.

2.

Supervised Persons must not take inappropriate advantage of their positions.

3.

Supervised Persons shall never engage in any transaction that could be considered “front running” the transactions of the Clients (an unethical practice where an individual trades his or her own account based on certain information before the Client accounts managed by the Firm).

4.

Information concerning Client investments must be kept confidential.

5.

Supervised Persons must always provide professional investment management advice based upon unbiased independent judgment.

These principles govern all conduct by Supervised Persons whether or not such conduct is covered by specific procedures. Failure to comply with these general principles may result in disciplinary action, including termination.

Section 3 – Personal Securities Transactions

3.1 – Policy

The Firm requires that all Supervised Persons strictly comply with the Firm’s policies and procedures regarding Personal Securities Transactions. Those employees found to be out of compliance are subject to disciplinary action, including termination of employment.

3.1.1 – Pre-clearance
Pre-clearance

All Supervised Persons are required to obtain the prior written approval of the Portfolio Management Team or, in his absence, the Chief Compliance Officer (“CCO”), before directly or indirectly acquiring a beneficial ownership in any Covered Security as defined in Section 2(a)(36) of the 1940 Act, excluding securities issued by the Government of the United States, bankers’ acceptances, bank certificates of deposit, commercial paper and shares of registered open-end investment companies. Purchases in KP’s Structured Notes Buying Program do not require pre-approval. These notes are not limited offerings. Prior approval must be obtained through the Firm’s Pre-clearance function within the Personal Trading Control Center (“PTTC”).

3.2 –Procedures for Reporting Personal Securities Transactions
3.2.1 – Pre-clearance Procedures

The following procedures apply to the pre-clearance of any transaction in Covered Securities by a Supervised Person of the Firm:

1.

The Supervised Person must request approval by completing a Pre-clearance request through PTCC. If the pre-clearance request is for a private placement, the Supervised Person must include the private placement memoranda and subscription agreements or other offering documents with the pre-clearance request.

2.

The Supervised Person must affirm to the best of his or her knowledge, that he or she is not taking away an investment opportunity from the Clients and provide information pertinent to such conclusion if requested by the CCO.

3.

The Supervised Person must then submit the request to the CCO, who will either authorize or deny the Supervised Person’s purchase or sale of a covered security through PTTC. Such approval or denial shall be based on the standards set forth in this Code and shall be determined in the sole discretion of the CCO. The time of approval are noted on the PTTC response to the request. The justification for approval will be documented. Pre-clearance of initial public offerings (“IPOs) will generally not be approved unless the purchase falls under an exception to FINRA Rule 5130 and the CCO determines that the purchase would not be taking away an opportunity from any Client.

4.

Pre-clearance of transactions in private placements or IPOs for the CCO will be conducted by the
Managing Member ("MM").

3.2.2 – Reporting Personal Securities Transactions

The Firm requires that all Supervised Persons request prior approval through PTCC prior to opening a Covered Account as that term is defined in Section 12 to these procedures with a financial institution. If the account is approved, the CCO will request an electronic data feed of all transactions for the Covered Account from the Supervised Person’s custodian. Each Supervised Person is required to sign all required forms granting his or her approval for the electronic delivery of account information and transactional data. See Section 11 for the definition of Covered Account.

Quarterly Compliance Reports

Not later than thirty (30) calendar days after the end of each calendar quarter, each Supervised Person must certify to the CCO, through PTTC, the following information with respect to any transaction during the quarter in a Covered Security in which the Supervised Person had any direct or indirect beneficial ownership:

•

Date and title of the transaction and the exchange, ticker symbol or CUSIP number;

•

Interest rate and maturity date (if applicable);

•

Number of shares and the principal amount of each Covered Security involved;

•

Nature of the transaction (purchase, sale or any other type of acquisition or disposition);

•

Price of the Covered Security at which the transaction was effected;

•

Name of the broker, dealer or bank with or through which the transaction was effected; and

•

Date that the report is signed and submitted by the Access Person.

•

3.2.3 – Reporting Personal Securities Holdings Initial

Supervised Persons are required to submit to the CCO a report of all holdings in Covered Securities within ten (10) calendar days of becoming a Supervised Person. The information must be current as of a date no more than forty-five (45) days prior to the date the person becomes a Supervised Person.

Annual

Supervised Persons are required to certify through PTTC to a report of holdings in Covered Securities by February 14th of each year. The information must be current as of a date no more than forty-five (45) days prior to the date the report is submitted, which shall be December 31st of the previous year.

Content

The holdings report must include:

1.

Title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each Covered Security in which the Supervised Person has any direct or indirect beneficial ownership;

2.

Name of any broker, dealer or bank with which the Supervised Person maintains an account in which any securities are held for the Supervised Person’s direct or indirect benefit; and

3.

Date the report is submitted by the Supervised Person.

3.2.4 – Reporting Exemptions

The Firm’s Code does not require a Supervised Person to submit:

1.

Any report covering securities held in accounts over which the Supervised Person had no direct or indirect influence or control; or

2.

Transactions effected pursuant to an automatic investment plan.

3.3 - Compliance Oversight – Personal Securities Transactions

The MM has designated the CCO as the responsible person for reviewing and monitoring personal securities trading and has designated the Firm’s Investment Manager (“IM”) as the responsible person for reviewing the personal securities trading of the CCO. The IM or his designee will be responsible for reviewing the personal securities transactions for all Supervised Persons when the CCO is unavailable. The CCO, MM and IM are collectively referred to as the Designated Reviewers (“DR”) for purposes of this Section 3.3.

3.3.1 – Compliance Procedures
Quarterly

The DR is responsible for reviewing and monitoring personal securities transactions of Supervised Persons of the Firm in accordance with the following procedures:

1.

The DR is responsible for reviewing transactions that Supervised Persons are required to make through PTTC and against the quarterly securities transaction reports captured by the PTTC system for all Supervised Persons; and

2.

The DR will review all personal securities trades of Supervised Persons at least quarterly utilizing PTTC and the transactional data provided by financial institutions holding the accounts, for trading abuses and compliance with the Firm’s pre-clearance requirements.

Annually

 1. The DR is responsible for reviewing a list of all Supervised Persons against Annual certifications made by such Supervised persons to ensure compliance with the reporting requirements.

Ongoing

The CCO is responsible for the following additional procedures relating to personal securities transactions of Supervised Persons:

1.

Create and maintain a listing of all Supervised Persons and all Access Persons; and

2.

Promptly report any apparent violations of the Code to the MM. Violations of the Code may also be recapped to the MM as part of the annual review conducted by the CCO..

Section 4 – Code of Conduct

Rule 204A-1 of the Advisers Act requires the Firm’s Code of Ethics to set forth a standard of business conduct required of all Supervised Persons. The standard must reflect the Firm’s fiduciary obligations and those of its Supervised Persons and must also require compliance with the federal securities laws.

The Firm’s Code of Conduct is designed to reflect the Firm’s commitment to ethical conduct as set forth in its statement of general principles in Section 2 of this Code of Ethics. It covers a number of topics, including conflicts of interest, gifts and entertainment, political contributions, board directorships, proprietary information and outside business activities.

4.1 - Conflicts of Interest

The Firm’s general policy is to address conflicts of interest wherever they arise and, where they occur, to resolve them in favor of the Clients. When a potential conflict of interest arises, the Firm and Supervised Persons must recognize that the Client has a prior right to the benefits of the Firm’s judgment over the Supervised Person or any members of the Supervised Person’s family whom he or she may advise. Inevitably, this policy places some restriction on freedom of investment for Supervised Persons and their families.

The Firm’s procedures for dealing with specific conflicts of interest are found in Section 3 of this Code covering Personal Securities Transactions and in separate policies and procedures covering conflicts of interest as well as areas such as trading, brokerage practices, soft dollars, aggregation and allocation of trades and allocation of limited investment opportunities.

4.2 – Compliance with Legal and Regulatory Requirements

Supervised Persons are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by the Clients:

1.

To employ any device, scheme or artifice to defraud any Client or prospective Client;

2.

Make any untrue statement of material fact or omit to state a material fact necessary in order to make the statement made, in light of the circumstances under which they are made, not misleading;

3.

To engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon such Client;

4.

To engage in any manipulative practice with respect to such Client; or

5.

To engage in any manipulative practice with respect to securities, including price manipulation.

Supervised Persons must comply with applicable federal securities laws and other federal laws, including the following:

1.

Investment Advisers Act of 1940;

2.

Investment Company Act of 1940;

3.

Gramm-Leach-Bliley Act of 2002 (Title V);

4.

Sarbanes-Oxley Act of 2002;

5.

Securities Act of 1933; and

6.

Securities Exchange Act of 1934.

4.3 – Confidentiality of Proprietary Information

Supervised Persons should be aware that all information, whether or not in writing, of a private, secret, proprietary or confidential nature that concern’s the Firm’s business or financial affairs (collectively “Proprietary Information”), including the business and affairs of the Clients, is and shall be the exclusive property of the Firm. By way of illustration, but not limitation, Proprietary Information includes information concerning the operations, systems, trading strategies, investment models, performance, research, actual or proposed investments, assets under management, personnel, marketing plans, financial data, developments, plans, vendor lists, computer software, contracts, agreements, literature or other documents, and the identity of any of the Clients or other information about such investors or the investments made or to be made by such Clients. Supervised Persons shall not disclose any Proprietary Information to others outside of the Firm or its agents or use the same for any unauthorized purposes without prior written approval by the MM, either during or after such period of time as the Supervised Person is performing duties and responsibilities for the Firm, unless and until such Proprietary Information has become public knowledge without fault by the Supervised Person or the Supervised Person is required to do so by law or court order, whereupon the Supervised Person (or former Supervised Person) shall promptly inform the Firm in writing.

All written, photographic, electronic or other tangible material containing Proprietary Information which shall come into a Supervised Person’s custody or possession shall be and are the exclusive property of the Firm to be used by the Supervised Person only in the course of performing duties and responsibilities for the Firm. All such records or copies thereof and all tangible property of the Firm in a Supervised Person’s custody or possession shall be delivered to the Firm, upon the earlier of (i) a request by the Firm or (ii) such Supervised Person is no longer performing duties and responsibilities for the Firm. After such delivery, the Supervised Person shall not retain any such records or copies thereof or any such tangible property.

The policies regarding non-disclosure and the return of Proprietary Information set forth in paragraphs 1 and 2 above also extend to such types of information, records and tangible property of investors of the Firm or vendors to the Firm or other third parties who may have disclosed or entrusted the same to the Firm or to the Supervised Person in the course of his or her employment. The Firm believes that the restrictions contained in this Section are necessary for the protection of the business and goodwill of the Firm and are reasonable for such purpose. Supervised Persons should be aware that any breach of this policy is likely to cause the Firm substantial and irrevocable damage and therefore, in the event of any such breach, the Firm, in addition to such other remedies which may be available, may pursue, and shall have the right to pursue, specific performance and other injunctive relief without having to prove actual damages.

Supervised Persons should not sign any confidentiality agreements with other parties without the prior approval of the CCO or MM.

4.4 – Insider Trading

The Firm’s Insider Trading Policy is covered in a separate compliance module. The Firm’s policy is that no Supervised Person may engage in what is commonly known as Insider Trading.

Specifically, the Firm prohibits:

1.

Trading, either in a Covered Account or on behalf of any other person (including Client accounts), on the basis of material non-public information; or

2.

Communicating material non-public information to others in violation of the law.

The legal penalties for engaging in Insider Trading are described in a separate module, which contains procedures intended to help the Firm prevent, detect and, if necessary, punish violative conduct. Refer to the Firm’s policies and procedures on Insider Trading whenever any question arises regarding the possession of material, non-public information about a security.

4.5 - Gifts and Entertainment
4.5.1 - Policy

The purpose of business entertainment and gifts in a commercial setting is to create goodwill and sound working relationships, not to gain unfair advantage. The Firm’s Supervised Persons should not engage in any activity, practice or act which conflicts with the best interests of the Firm or the Clients. Accepting gifts of more than a nominal value could influence a Supervised Person in such a way as to impede his or her independence when making decisions on behalf of the Firm or the Clients.

Employees are encouraged to participate in social activities with those with whom the Firm maintains business relationships so long as they are reasonable and customary types of social activities in a business context. However, extravagant entertainment from or to a Client, prospective Client or other person or entity with which the Firm conducts business is strictly prohibited.

In order to avoid potential conflicts involving gifts and entertainment, the Firm requires all Supervised Persons to adhere to the following specific policies and procedures.

4.5.2 – Procedures
Gifts and Entertainment

Supervised Persons may not accept or give, either directly or indirectly, gifts or entertainment with a value in excess of one hundred dollars ($100) from or to investors, prospective investors, brokers or other persons or entities with which the Firm has or is likely to have a business relationship without the prior approval of the CCO. Such approval will be obtained by entering a pre-approval request through PTTC.

A “gift” or “entertainment” includes any type of gratuity, favor, service, discount or price concession, loan (except from a relative), fee, compensation, securities, real property, or anything of monetary value. Entertainment does not include an occasional meal, an occasional ticket to a sporting event, the theater or comparable entertainment, as long as both the person paying and the guest are present for the occasion. If a Supervised Person receives anything of value, directly or indirectly, that violates this policy, he or she must promptly notify the CCO through PTTC. Accepting cash in any amount is strictly prohibited. If there is a question regarding the value of a gift, the CCO must make the final determination as to the value.

4.5.3 – Other Provisions Regarding Gifts and Entertainment
Reporting

The Firm requires quarterly certification to the CCO of all gifts and entertainment received or given through the PTTC system. Such reports are due thirty (30) days following the end of each calendar quarter.

Solicited Gifts

The Firm prohibits Supervised Persons from using their position with the Firm to obtain anything of value from a Client, prospective Client, or any other person or entity with which the Firm conducts business.

4.6 - Political Contributions

The Firm expressly prohibits Supervised Persons from making political contributions in order to obtain business (commonly known as “pay to play”). Those Supervised Persons responsible for obtaining business from government entities are required to disclose any political contribution to candidates except where the Supervised Persons were entitled to vote at the time of the contributions and which in the aggregate do not exceed three hundred and fifty dollars ($350) to any one (1) official, per election, or to officials for whom the Covered Associate was not entitled to vote at the time of the contributions and which in the aggregate do not exceed one hundred and fifty dollars ($150) to any one (1) official per election.

4.7 – Communications with the Public

All communications with investors, prospective investors, the media and others must be fair, balanced and truthful. Communications with the press are not allowed without the prior approval of the CCO.

The Firm’s separate Advertising and Marketing Compliance Procedures cover, among other things, specific requirements for pre-approval of marketing material, electronic communications requirements, and requirements relating to performance advertising.

4.8 – Service on a Board of Directors

Any Supervised Person desiring to serve on the board of directors of any publicly traded company must obtain the prior written authorization of the MM, which authorization shall be at his sole discretion and may be subject to certain terms and conditions concerning such service.

4.9 - Other Outside Activities

The Firm requires the CCO to pre-approve all outside business activities through PTTC. If the outside activities could pose a real or perceived conflict of interest with the Clients, or interfere with the Supervised Person’s responsibilities to the Firm, the CCO may prohibit such activity.

4.10 - Compensation of Related Parties

Related parties of the Firm may receive commissions or other compensation from third parties resulting from investments made by the Firm on behalf of certain Clients. Accordingly, the Firm could potentially be biased towards advising or recommending certain investments for which these related parties may be receiving a commission.

The Firm maintains a policy which will ensure that such investments will be reviewed by the CCO and MM, taking into account their suitability as compared to investments for which no such commission is payable.

4.11 – Compliance Procedures

The CCO is responsible for the following additional procedures regarding this Code of Conduct:

1.

Review quarterly certifications of gifts and entertainment by Supervised Persons to detect possible abuses of Firm policy;

2.

Review all reported political contributions for possible “pay to play” abuses; and

3.

Submit all possible violations of this Code of Conduct to the MM. Violations of the Code may also be recapped to the MM as part of the annual review conducted by the CCO. Section 5 – Code of Ethics Acknowledgements

The Firm is required to provide all Supervised Persons with a copy of the Code and any amendments and to obtain written acknowledgements of their receipt by each Supervised Person.

5.1 – Initial Acknowledgments

All Supervised Persons will be required to submit to the CCO, through PTTC, written acknowledgement that they have: (i) received a copy of the Code; (ii) read and understand all provisions of the Code; and (iii) agreed to comply with the terms of the Code. Such acknowledgement is due within ten (10) days of the Code effective date. For those Supervised Persons joining the Firm after the Code effective date, such persons must submit the acknowledgment form within ten (10) days after becoming a Supervised Person.

5.2 - Acknowledgement of Amendments

The CCO will provide Supervised Persons with any amendments to the Code. Supervised Persons are required to certify that they have received, read, and understood the amendments to the Code. Certification will be made through PTTC.

5.3 - Annual Acknowledgements

The Firm requires that all Supervised Persons annually certify that they have read, understood, and complied with the Code of Ethics, including all reporting requirements. Certification will be made through PTTC.

5.4 – Compliance

The CCO is responsible for providing the Code and all amendments to the Code to Supervised Persons and obtaining all required certifications.

Section 6 – ADV Disclosure of Code

1.

The CCO is responsible for ensuring the key provisions of its Code of Ethics are disclosed in Form ADV Part II. The disclosure states that the Firm will provide a copy of its Code of Ethics to any Client or prospective Client upon request;

2.

The CCO or designated person will make a record of all requests and the date and to whom the Code was delivered; and

Section 7 – Reports and Investigations of Code Violations
7.1 - General Reporting Requirement

We take this Code seriously and consider its enforcement to be among our highest priorities. All Supervised Persons are required to report any actual or apparent violations of law or the Firm’s Code of Ethics promptly to the CCO or, if the CCO may be involved with such violation, the Chairman of the Audit Committee of the Firm’s Board of Directors (currently Mr. Peter Schulze serves in this role and he may be contacted at (903) 963-3244).

We encourage open communication. Whenever you have a question or concern, are unsure about what the appropriate course of action is, or if you believe that a violation of the law or this Code has occurred, you should discuss the situation with the CCO or, if the CCO may be involved with such violation, the Chairman of the Audit Committee of the Firm’s Board of Directors. Every reasonable effort will be made to protect the confidentiality of the reporting person.

7.2 – Whistleblower Protection

The Firm will not retaliate against anyone who, in good faith, notifies the Firm of a possible violation of law or this Code, nor will we tolerate any harassment or intimidation of any person who reports a suspected violation. In addition, there are “whistleblower” laws that are designed to protect Supervised Persons from discrimination or harassment for providing information to the Firm or governmental authorities, under certain circumstances, with respect to certain laws such as securities fraud. Any individual who has been found to have engaged in retaliation against any Supervised Person for raising, in good faith, a possible violation of the Code or the law or for participating in the investigation of such a possible violation may be subject to disciplinary action, up to and including termination of employment. If any individual believes that he or she has been subjected to such retaliation, that person is encouraged to report the situation as soon as possible to the CCO. If the individual believes the CCO is involved in the retaliation, such person should report the situation to the Chairman of the Audit Committee of the Firm’s Board of Directors.

7.3 – Investigation Procedures

Following receipt of a suspected law or policy violation, the CCO will determine whether additional investigation needs to be conducted. The CCO may retain counsel to advise and assist in such investigation. The CCO will conduct such investigation until sufficient information is generated on which to base a judgment as to whether a criminal or Firm policy violation has occurred. All Supervised Persons are required to cooperate with investigations by the CCO.

Section 8 - Sanctions

The Firm will investigate all reported violations of the Code and, if violations are found, may take disciplinary action, if appropriate, against the individuals involved, and may make reports, if appropriate, to civil, criminal or regulatory authorities. Sanctions may include warnings, suspensions, fines, disgorgement of profits, and termination of employment.

Section 9 – Employee Training

The CCO is responsible for holding training and education sessions for Supervised Persons regarding the Code at least annually and require all Supervised Persons to attend.

Section 10 – Compliance Oversight of Code of Ethics

10.1 - Oversight Procedures

The CCO is responsible for the following:

1.

Review and evaluate the full details of any suspected violations of the Code and impose sanctions when necessary;

2.

Report material Code violations and sanctions to the MM, periodically;

3.

Review and revise the Code, as necessary;

4.

Approve all revisions to Form ADV relating to disclosure of the Code; and

5.

Maintain records of its actions as required under Section 11 of the Code.

Section 11 – Record keeping

The CCO will ensure that the following books and records are maintained in, as appropriate, electronic or hard copy form for at least five (5) fiscal years from the date the record was created, the first two (2) years in the offices of the Firm and the remaining three (3) years in an easily accessible place:

1.

A copy of each Code that has been in effect at any time during the past five (5) years;

2.

Copies of all Pre-Clearance Forms;

3.

A record of any violation of the Code and any action taken as a result of such violation for five (5) years from the end of the fiscal year in which the violation occurred;

4.

A record of all written acknowledgements of receipt of the Code and amendments for each person who is currently, or within the past five (5) years was, a Supervised Person (these records must be kept for five (5) years after the individual ceases to be a Supervised Person of the Firm);

5.

Holdings and transactions reports made pursuant to the Code, including any brokerage confirmation and account statements made in lieu of these reports;

6.

A list of the names of persons who are currently, or within the past five (5) years were, Access Persons of the Firm; and

7.

A record of any decision and supporting reasons for approving the acquisition of securities by Supervised Persons in IPOs or Limited Offerings for at least five (5) years after the end of the fiscal year in which approval was granted.

Section 12 – Definitions

Beneficial Ownership has the same meaning as that term is defined in Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in determining whether a person is the beneficial owner of a security for purposes of Section 16 of the Exchange Act. This means that a person should generally consider himself or herself the beneficial owner of any securities in which he or she has a direct or indirect pecuniary interest. In addition, a person should consider himself or herself the beneficial owner of securities held by his or her spouse, his or her minor children or a relative who shares his or her home, or held by other persons who, through any contract, arrangement, understanding or relationship provide him or her with sole or shared voting or investment power over such securities.

Control is the power to exercise a controlling influence over the management or policies of a firm, unless such power is solely the result of an official position with such firm. Ownership of twenty-five percent (25%) or more of a firm’s outstanding voting security is presumed to give the holder control over the firm (Investment Company Act Section 2(a)(9)).

Covered Account is generally any account in the name of the Firm or a Supervised Person or in which the Firm or Supervised Person:

1.

Has any direct or indirect beneficial ownership interest; and

2.

Exercises control or influence; and/or

3.

An account carried in the name of, or for the direct beneficial interest of, a person related to the Supervised Person (Related Person).

A Covered Account excludes any such account over which the Supervised Person exercises no control or influence (i.e., an account over which a third party or entity exercises exclusive discretionary authority).

Initial Public Offering means any offering of securities registered under the Securities Act of 1933, the issue of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

Investment Advisers Act means the Investment Advisers Act of 1940, as amended. Investment Company Act means the Investment Company Act of 1940, as amended.

Private Placement means any offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, 505 or 506 under the Securities Act of 1933. Private placements may include offerings of hedge Clients and other private equity Clients.

Purchase or sale of a security includes, among other things, the writing of an option to purchase or sell a security.

Related Person is deemed to include a Supervised Person’s:

1.

Spouse;

2.

Minor children; and

3.

A relative who shares his or her home.

Security or Covered Security has the same meaning as that set forth in Advisers Act Section 2(a)(36). Section 13 – Waivers

Any substantive amendment or waiver of this Code of Ethics may be made only after approval by the Board of Directors, and will be disclosed as required by applicable law or regulation. Any waiver of this Code of Ethics applicable to or directed at any other person may only be granted by the CCO with written notice to the Chairman of the Audit Committee of the Firm’s Board of Directors.